$673,330,000

THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-2

Student Loan Asset Backed Notes

consisting of

$ 190,020,000 Class A-1 Notes
$ 138,980,000 Class A-2 Notes
$ 104,410,000 Class A-3 Notes
$ 169,520,000 Class A-4 Notes
$ 140,000,000 Class A-IO Notes (initial notional amount)
$ 29,900,000 Class B Notes
$ 40,500,000 Class C Notes

UNDERWRITING AGREEMENT

May 25, 2006

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Ladies and Gentlemen:

          The National Collegiate Funding LLC, a Delaware limited liability company ("National Collegiate Funding"), has authorized The National Collegiate Student Loan Trust 2006-2, a Delaware statutory trust (the "Trust"), to sell to Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC (together, the "Representatives") and the other underwriters listed on Schedule A hereto (each an "Underwriter" and collectively with the Representatives, the "Underwriters"), pursuant to the terms of this Underwriting Agreement (this "Agreement"), $673,330,000 aggregate principal amount (and in the case of the A-IO Notes, $140,000,000 aggregate notional amount) of the Trust’s Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class A-IO Notes, Class B Notes and Class C Notes (collectively, the "Offered Notes") in the classes and aggregate principal or reference amounts set forth on Schedule A hereto. The Offered Notes will be issued under an Indenture, dated as of June 1, 2006 (the "Indenture"), between the Trust and U.S. Bank National Association, a national banking association ("U.S. Bank"), as indenture trustee (the "Indenture Trustee"). Upon issuance, the Offered Notes will be secured by, among other things, Financed Student Loans (as defined in the Indenture) pledged to the Indenture Trustee. The Financed Student Loans will be serviced by The Pennsylvania Higher Education Assistance Agency ("PHEAA") and one or more additional third party servicers (each, a "Servicer" and collectively, the "Servicers") pursuant to the servicing agreements listed on Schedule B hereto (collectively, the "Servicing Agreements"), which servicing agreements will be assigned to the Trust by The First Marblehead Corporation ("FMC"), as of June 8, 2006.

          This Agreement, along with (i) the note purchase agreements listed on Schedule C hereto (collectively, the "Student Loan Purchase Agreement"), (ii) the Servicing Agreements, (iii) the Indenture, (iv) the Administration Agreement dated as of June 8, 2006 among the Trust, Wilmington Trust Company (the "Trustee"), the Indenture Trustee, National Collegiate Funding and First Marblehead Data Services, Inc., (v) the Back-up Administration Agreement, dated as of June 8, 2006, among the Trust, the Trustee, the Indenture Trustee, National Collegiate Funding and U.S. Bank, as the back-up administrator, (vi) the Deposit and Sale Agreement dated as of June 8, 2006 (the "Deposit and Sale Agreement") between National Collegiate Funding and the Trust and (vii) the Trust Agreement dated as of June 8, 2006, among National Collegiate Funding, as Depositor, and TERI, as Owners, and Wilmington Trust Company, as Trustee are collectively referred to as the "Basic Documents."

          Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

           1.      Agreements to Sell and Purchase. National Collegiate Funding hereby agrees, subject to all the terms and conditions set forth herein, to cause the Trust to sell to the Underwriters and, upon the basis of the representations, warranties and agreements of National Collegiate Funding contained herein and subject to all the terms and conditions contained herein, each Underwriter, severally and not jointly, agrees to purchase from the Trust, such principal amount (or in the case of the Class A-IO Notes, reference amount) of the Offered Notes set forth next to the name of such Underwriter on Schedule A hereto at such respective purchase prices as are set forth on Schedule A hereto.

           2.      Delivery of the Offered Notes and Payment Therefor. Delivery to the Underwriters of and payment for the Offered Notes shall be made at the office of Stroock & Stroock & Lavan LLP at 10:00 a.m., New York City time on June 8, 2006 (the "Closing Date"). The place of such closing and the Closing Date may be varied by agreement between the Representatives, National Collegiate Funding and the Trust.

          The Offered Notes will be delivered to the Underwriters against payment of the purchase price therefor to the Trust in Federal funds, by wire transfer to an account at a bank acceptable to the Representatives, or such other form of payment as to which the parties may agree. Unless otherwise agreed to by National Collegiate Funding and the Representatives, each Class of Offered Notes will be evidenced by a single global security in definitive form deposited with the Indenture Trustee as custodian for The Depository Trust Company ("DTC") and/or by additional definitive securities, and will be registered, in the case of the global classes of Offered Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Underwriters shall request prior to 1:00 p.m., New York City time, no later than the Business Day preceding the Closing Date. The Offered Notes to be delivered to the Underwriters shall be made available to the Underwriters in New York, New York, for inspection and packaging not later than 9:30 a.m., New York City time, on the Business Day next preceding the Closing Date.

           3.      Representations and Warranties of National Collegiate Funding. National Collegiate Funding represents and warrants to each of the Underwriters that:

                (a)      A registration statement on Form S-3 (No 333-128413), including a prospectus and such amendments thereto as may have been required to the date hereof, relating to the Offered Notes and the offering thereof from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the "Act"), has been filed with the Securities and Exchange Commission (the "SEC" or the "Commission") and such registration statement, as amended, has become effective within the three years prior to the Closing Date and is still effective; such registration statement, as amended, and the prospectus relating to the sale of the Offered Notes offered thereby constituting a part thereof, as from time to time amended or supplemented (including the base prospectus, any prospectus supplement (the "Prospectus Supplement") (including static pool information deemed excluded pursuant to Regulation AB Item 1105(d)) filed with the Commission pursuant to Rule 424(b) under the Act, the information deemed to be a part thereof pursuant to Rule 430A(b) under the Act, and the information incorporated by reference therein) are respectively referred to herein as the "Registration Statement" and the "Prospectus"; and the conditions to the use of a registration statement on Form S-3 under the Act, as set forth in the General Instructions to Form S-3, and the conditions of Rule 415 under the Act, have been satisfied with respect to the Registration Statement. The Trust has prepared a Free Writing Prospectus (as defined herein) that contains substantially all information that will appear in the Prospectus Supplement other than the Underwriting section (such Free Writing Prospectus, together with the base prospectus, the "Definitive Free Writing Prospectus"). The Trust will prepare a term sheet containing the final terms for all classes of the Offered Notes (except for the interest rates on the Offered Notes) together with substantially all of the information that will appear in the Prospectus Supplement including the Underwriting section (except for the allocation of the Offered Notes among the Underwriters) that is not included in the Definitive Free Writing Prospectus (the "Term Sheet") (the Definitive Free Writing Prospectus and the Term Sheet shall be referred to as the "Pricing Information Package"). The Pricing Information Package shall be provided to the Underwriters for delivery to each investor prior to the time of Contract of Sale (as defined herein).

                (b)      On the applicable effective date of each part of the Registration Statement, the Registration Statement and the Prospectus conformed in all respects to the requirements of the Act, the rules and regulations thereunder (the "Rules and Regulations") and the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (the "Trust Indenture Act"), and, did not include any untrue statement of a material fact or, in the case of the Registration Statement, omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and on the date of this Agreement and on the Closing Date, the Registration Statement and the Prospectus will conform in all respects to the requirements of the Act, the Rules and Regulations and the Trust Indenture Act, and did not include or will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from the Registration Statement or the Prospectus based upon written information furnished to National Collegiate Funding by the Underwriters, specifically for use therein, which is limited to the information set forth in Section 11 of this Agreement. In addition, the Pricing Information Package, as of the date of Contract of Sale and as of the Closing Date, did not and will not contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (c)      The Commission has not issued and, to the best knowledge of National Collegiate Funding, is not threatening to issue any order preventing or suspending the use of the Registration Statement.

                (d)      The National Collegiate Funding is not, as of the first date upon which it delivers the Definitive Free Writing Prospectus or as of the date of Contract of Sale, an Ineligible Issuer, as such term is defined in Rule 405 under the Act. Assuming that the Notes are issued in accordance with the provisions of the Indenture and distributed in accordance with the terms of this Agreement and as described in the Definitive Free Writing Prospectus and in the Prospectus, the Notes are "asset backed securities" within the meaning of, and satisfy the requirements for use of, Form S-3 under the Act.

                (e)      As of the Closing Date, each consent, approval, authorization or order of, or filing with, any court or governmental agency or body which is required to be obtained or made by National Collegiate Funding or its affiliates for the consummation of the transactions contemplated by this Agreement shall have been obtained, except as otherwise provided in the Basic Documents.

                (f)      The Indenture has been duly and validly authorized by National Collegiate Funding and, upon its execution and delivery by the Trust and assuming due authorization, execution and delivery by the Indenture Trustee, will be a valid and binding agreement of the Trust, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and conform in all material respects to the description thereof in the Prospectus. The Indenture has been duly qualified under the Trust Indenture Act with respect to the Offered Notes.

                (g)      The Offered Notes have been duly authorized by the Trust and the National Collegiate Funding, respectively, and the Offered Notes to be issued on the Closing Date, when executed by the Trust and authenticated by the Indenture Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will have been validly issued and delivered, and will constitute valid and binding obligations of the Trust or National Collegiate Funding, as applicable, entitled to the benefits of the Indenture and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and the Offered Notes and the Basic Documents will conform in all material respects to the description thereof in the Prospectus and the Pricing Information Package.

                (h)      National Collegiate Funding is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and as conducted on the date hereof, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a material adverse effect on the condition (financial or other), business, properties, net worth or results of operations of National Collegiate Funding.

                (i)      Other than as contemplated by this Agreement or as disclosed in the Prospectus and in the Definitive Free Writing Prospectus, there is no broker, finder or other party that is entitled to receive from National Collegiate Funding or any of its affiliates any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.

                (j)      There are no legal or governmental proceedings pending or threatened or, to the knowledge of National Collegiate Funding contemplated, against National Collegiate Funding, or to which National Collegiate Funding or any of its properties is subject, that are not disclosed in the Prospectus and in the Definitive Free Writing Prospectus and which, if adversely decided, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of National Collegiate Funding, or would materially and adversely affect the ability of National Collegiate Funding or the Trust to perform its obligations under this Agreement and the other Basic Documents or otherwise materially affect the issuance of the Offered Notes or the consummation of the transactions contemplated hereby or by the Basic Documents.

                (k)      Neither the offer, sale or delivery of the Offered Notes by the Trust nor the execution, delivery or performance of this Agreement or the other Basic Documents by National Collegiate Funding or the Trust nor the consummation by National Collegiate Funding or the Trust of the transactions contemplated hereby or thereby (i) requires or will require any consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency or official (except for compliance with the securities or Blue Sky laws of various jurisdictions, the qualification of the Indenture under the Trust Indenture Act and such other consents, approvals or authorizations as shall have been obtained prior to the Closing Date) or conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, the organizational documents of National Collegiate Funding or the Trust or (ii) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, in any material respect, any agreement, indenture, lease or other instrument to which any of National Collegiate Funding or the Trust is a party or by which any of National Collegiate Funding or the Trust or any of their respective properties may be bound, or violates or will violate in any material respect any statute, law, regulation or filing or judgment, injunction, order or decree applicable to any of National Collegiate Funding or the Trust or any of their respective properties, or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of National Collegiate Funding or the Trust pursuant to the terms of any agreement or instrument to which it is a party or by which it may be bound or to which any of its properties is subject other than as contemplated by the Basic Documents.

                (l)      National Collegiate Funding has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Basic Documents to which it is a party; the execution and delivery of, and the performance by National Collegiate Funding of its obligations under, this Agreement and the other Basic Documents to which it is a party have been duly and validly authorized by National Collegiate Funding and this Agreement and the other Basic Documents have been duly executed and delivered by National Collegiate Funding and constitute the valid and legally binding agreements of National Collegiate Funding, enforceable against National Collegiate Funding in accordance with their respective terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and subject to the applicability of general principles of equity, and except as rights to indemnity and contribution hereunder and thereunder may be limited by Federal or state securities laws or principles of public policy.

                (m)      National Collegiate Funding’s assignment and delivery of Financed Student Loans to the order of the Trustee on behalf of the Trust pursuant to the Deposit and Sale Agreement will vest in the Trustee on behalf of Trust all of National Collegiate Funding’s right, title and interest therein, subject to no prior lien, mortgage, security interest, pledge, adverse claim, charge or other encumbrance.

                (n)      The Trust is not, nor as a result of the issuance and sale of the Offered Notes as contemplated hereunder will it become, subject to registration as an "investment company" under the Investment Company Act of 1940, as amended.

                (o)      The representations and warranties made by National Collegiate Funding in any Basic Document to which National Collegiate Funding is a party and made in any Officer’s Certificate of the Trust will be true and correct at the time made and on and as of the applicable Closing Date.

                (p)      Since the initial effective date of the Registration Statement, no material adverse change or any development involving a prospective material adverse change in, or affecting particularly the business or properties of, National Collegiate Funding has occurred.

                (q)      None of the information related to the offering of the Offered Notes on (or hyperlinked from) any website maintained or supported by National Collegiate Funding or any affiliate, including FMC’s website at www.firstmarblehead.com, includes or constitutes a Free Writing Prospectus, other than a Permitted Free Writing Prospectus, and FMC does not maintain or support any website other than www.firstmarblehead.com. A "Permitted Free Writing Prospectus" shall include any Free Writing Prospectus filed with the SEC in connection with the transactions contemplated hereby and any "bona fide electronic road show" (as defined in Rule 433 under the Act), if any, related to the offering of the Offered Notes contemplated hereby.

                (r)      National Collegiate Funding has filed each Free Writing Prospectus required to have been filed by it under the Act and the Rules and Regulations and it has done so within the applicable periods of time required under the Act and the Rules and Regulations.

           4.      Offering by Underwriters.

                (a)      Each Underwriter proposes to offer and/or solicit offers for the Offered Notes to be purchased by it for sale to the public as set forth in the Pricing Information Package and in the Prospectus and each Underwriter agrees that all such offers, solicitations and sales by it shall be made in compliance with all applicable laws and regulations. Prior to May 23, 2006, none of the Underwriters has offered, pledged, sold, disposed of or otherwise transferred any Offered Note or any security backed by the Financed Student Loans, any interest in any Offered Note or such security or any Financed Student Loan.

                (b)      Each Underwriter will enter into a Contract of Sale with an investor only after delivery of the Pricing Information Package to such investor. For purposes of this Agreement, "Contract of Sale" shall have the same meaning as in Rule 159 under the Act and all Commission guidance relating to Rule 159. The Definitive Free Writing Prospectus shall prominently set forth substantially the following statement:

This Definitive Free Writing Prospectus supersedes the information in any free writing prospectus previously delivered in connection with this offering, to the extent that this Definitive Free Writing Prospectus is inconsistent with any information in any free writing prospectus delivered in connection with this offering.

                (c)      Each Underwriter may prepare and provide to investors certain Free Writing Prospectuses (as defined below), subject to the following conditions:

           (1)      Unless preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, an Underwriter shall not convey or deliver any Written Communication (as defined herein) to any person in connection with the initial offering of the Offered Notes, unless such Written Communication (i) is made in reliance on Rule 134 under the Act, (ii) constitutes a prospectus satisfying the requirements of Rule 430B under the Act, (iii) is the Definitive Free Writing Prospectus or the Term Sheet, or (iv) both (A) constitutes a Free Writing Prospectus used in reliance on Rule 164 and (B) includes only information that is within the definition of either (x) "ABS Informational and Computational Materials" as defined in Item 1100 of Regulation AB or (y) Permitted Additional Materials (as defined herein). "Written Communication" has the same meaning as that term is defined in Rule 405 under the Act.

(2) Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 under the Act.

           (3)      For purposes hereof, "Free Writing Prospectus" shall have the meaning given such term in Rules 405 and 433 under the Act. "Issuer Information" shall mean information included in a Free Writing Prospectus that both (i) is within the types of information specified in clauses (1) to (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) as shown in Exhibit I attached hereto and (ii) has been either prepared by or reviewed and approved by, National Collegiate Funding. Information contained in the Pricing Information Package and the Press Release of FMC dated May 23, 2006, shall be deemed to be approved by National Collegiate Funding for purposes of the definition of Issuer Information and consented to for purposes of the definition of Permitted Additional Materials. "Underwriter Derived Information" shall refer to information of the type described in clause (5) of such footnote 271 when prepared by an Underwriter. "Permitted Additional Materials" shall mean information that is not ABS Informational and Computational Materials and (A) that are referred to in Section 4(c)(6), (B) that constitute price, yield, weighted average life, subscription or allocation information, or a trade confirmation, or (C) otherwise with respect to which National Collegiate Funding has provided written consent to the Underwriter to include in a Free Writing Prospectus. As used herein with respect to any Free Writing Prospectus, "Pool Information" shall mean the information with respect to the characteristics of the Financed Student Loans and administrative and servicing fees, as provided by or on behalf of National Collegiate Funding to the Underwriter at the time most recent to the date of such Free Writing Prospectus.

(4) All Free Writing Prospectuses provided to investors, whether or not filed with the Commission, shall bear a legend including substantially the following statement:

The National Collegiate Funding LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents The National Collegiate Funding LLC has filed with the SEC for more complete information about The National Collegiate Funding LLC and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The National Collegiate Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free at 1-800-221-1037.

National Collegiate Funding or either Representative shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of, in the case of National Collegiate Funding, both Representatives and, in the case of the Representatives, National Collegiate Funding (which in either case shall not be unreasonably withheld).

           (5)      Each Underwriter shall deliver to National Collegiate Funding and its counsel prior to the proposed date of first use thereof (i) any Free Writing Prospectus prepared by that Underwriter that contains any Issuer Information (other than a Free Writing Prospectus that contains only preliminary terms of the Offered Notes) and (ii) any Free Writing Prospectus prepared by that Underwriter that contains only a description of the final terms of the Offered Notes after such terms have been established for all classes of Offered Notes. To facilitate filing to the extent required by this Agreement, all Underwriter Derived Information shall be set forth in a document separate from the document including Issuer Information. Notwithstanding the foregoing, the Underwriter shall not be required to deliver any Free Writing Prospectus to National Collegiate Funding to the extent that it does not contain substantive changes from or additions to any Free Writing Prospectus previously approved by National Collegiate Funding.

           (6)      Subject to the following sentence, all information provided by any Underwriter to Bloomberg or Intex or similar entities to the extent constituting a Free Writing Prospectus, shall be deemed for all purposes hereof to be a Free Writing Prospectus. Each Underwriter may send the information contained in Bloomberg screens and Intex, cdi files to potential investors in the Offered Notes. In connection therewith, the Underwriter agrees that it shall not provide any information constituting Issuer Information through the foregoing media unless that information is or will be contained either in the Definitive Free Writing Prospectus or in a Free Writing Prospectus delivered in compliance with Section 4(c)(5), above.

                (d)      Each Underwriter covenants with National Collegiate Funding that after the Prospectus is available such Underwriter shall not distribute any written information concerning the Offered Notes to a investor unless such information is preceded or accompanied by the Prospectus or by notice to the investor that the Prospectus is available for free by visiting EDGAR on the SEC website at www.sec.gov. The use of written information in accordance with the preceding sentence is not a Free Writing Prospectus and is not otherwise restricted or governed in any way by this Agreement.

                (e)      Each Underwriter shall deliver to National Collegiate Funding, not less than one business day prior to the required date of filing thereof, all information included in a Free Writing Prospectus prepared by such Underwriter required to be filed with the Commission under the Act.

                (f)      Each Underwriter further agrees that (i) if the Prospectus is not delivered with or preceding delivery of the confirmation in reliance on Rule 172, it will include in every confirmation sent out the notice required by Rule 173 informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from such Underwriter; (ii) if a paper copy of the Prospectus is requested by a person who receives a confirmation, such Underwriter shall deliver a paper copy of such Prospectus; (iii) if an electronic copy of the Prospectus is delivered by an Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to such Underwriter by or on behalf of National Collegiate Funding specifically for use by such Underwriter pursuant to this Section 4(f). Each Underwriter further agrees that (i) if it delivers to an investor the Prospectus in .pdf format, upon such Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, such Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus and (ii) it will provide to National Collegiate Funding any Free Writing Prospectuses, or portions thereof, prepared by it which National Collegiate Funding is required to file with the Commission in electronic format and will use reasonable efforts to provide to National Collegiate Funding such Free Writing Prospectuses, or portions thereof, in either Microsoft Word® or Microsoft Excel® format and not in .pdf format, except to the extent that National Collegiate Funding, in its sole discretion, waives such requirements.

                (g)      Each Underwriter hereby represents and agrees to the terms set forth in Exhibit II hereto which are incorporated herein by reference.

                (h)      Each Underwriter shall maintain written or electronic records of the time and manner that any disclosure materials (including the Prospectus, Prospectus Supplement, Definitive Free Writing Prospectus, Term Sheet or any Free Writing Prospectus) were conveyed to investors at or prior to the Contract of Sale to the extent required by the Act. In addition, each of the Underwriters and National Collegiate Funding shall, for a period of at least (3) three years after the date hereof, maintain written and/or electronic records of any Free Writing Prospectus used to the extent not filed with the Commission.

           5.      Agreements of National Collegiate Funding. National Collegiate Funding agrees with each of the Underwriters as follows:

                (a)      National Collegiate Funding will prepare a supplement to the Prospectus setting forth the amount of the Offered Notes covered thereby and the terms thereof not otherwise specified in the Prospectus, the price at which the Offered Notes are to be purchased by the Underwriters, either the initial public offering price or the method by which the price at which the Offered Notes are to be sold will be determined, the selling concessions and reallowances, if any, and such other information as the Underwriters and National Collegiate Funding deem appropriate in connection with the offering of the Offered Notes, and National Collegiate Funding will timely file such supplement to the prospectus with the SEC pursuant to Rule 424(b) under the Act, but National Collegiate Funding will not file any amendments to the Registration Statement as in effect with respect to the Offered Notes or any amendments or supplements to the Prospectus, unless it shall first have delivered copies of such amendments or supplements to the Underwriters, with reasonable opportunity to comment on such proposed amendment or supplement or if the Underwriters shall have reasonably objected thereto promptly after receipt thereof; National Collegiate Funding will immediately advise the Underwriters or the Underwriters’ counsel (i) when notice is received from the SEC that any post-effective amendment to the Registration Statement has become or will become effective and (ii) of any order or communication suspending or preventing, or threatening to suspend or prevent, the offer and sale of the Offered Notes or of any proceedings or examinations that may lead to such an order or communication, whether by or of the SEC or any authority administering any state securities or Blue Sky law, as soon as National Collegiate Funding is advised thereof, and will use its best efforts to prevent the issuance of any such order or communication and to obtain as soon as possible its lifting, if issued.

                (b)      National Collegiate Funding shall file any Free Writing Prospectus prepared by National Collegiate Funding (including the Definitive Free Writing Prospectus and the Term Sheet), and any Issuer Information contained in any Free Writing Prospectus provided to it by each Underwriter under Section 4(c)(5), not later than the date of first use of the Free Writing Prospectus, except that:

           (1)      Any Free Writing Prospectus or portion thereof that contains only (A) a description of the final terms of the Offered Notes after such terms have been established for all classes of Offered Notes shall be filed by National Collegiate Funding within two days of the later of the date such final terms have been established for all classes of Offered Notes and the date of first use and (B) a description of the terms of the Offered Notes that does not reflect the final terms after they have been established for all classes of all Offered Notes is not required to be filed; and

           (2)      Notwithstanding clause (1) above, any Free Writing Prospectus or portion thereof required to be filed that contains only information of a type included within the definition of ABS Informational and Computational Materials, shall be filed by National Collegiate Funding within the later of two business days after the Underwriter first provides this information to investors and the date upon which National Collegiate Funding is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act.

provided further, that prior to such use of any Free Writing Prospectuses by National Collegiate Funding, the Underwriter must comply with its obligations pursuant to Section 4(c) and that National Collegiate Funding shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission. National Collegiate Funding will not disseminate to any potential investor any information relating to the Offered Notes that constitutes a "written communication" within the meaning of Rule 405 under the Act, other than the Pricing Information Package and the Prospectus unless National Collegiate Funding has obtained the prior consent of the Representatives.

                (c)      If, at any time when the Prospectus relating to the Offered Notes is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Prospectus to comply with the Act or the Rules and Regulations, National Collegiate Funding promptly will notify each of the Representatives of such event and will promptly prepare and file with the SEC, at its own expense, an amendment or supplement to such Prospectus that will correct such statement or omission or an amendment that will effect such compliance. Neither the Representatives’ consent to, nor the Representatives’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

                (d)      If, subsequent to the Contract of Sale and at or prior to the Closing Date, National Collegiate Funding determines or becomes aware or is advised by an Underwriter that any Written Communication (including without limitation any Free Writing Prospectus) or oral statement contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into with any investor, when considered in conjunction with all information conveyed at the time of Contract of Sale, National Collegiate Funding shall immediately notify the Underwriters and shall, if requested by a Representative, prepare and deliver corrective information approved by the Representatives that corrects such misstatements or omissions ("Corrective Information") to the Underwriters. Each Underwriter dealing with an investor who had received defective information shall deliver such Corrective Information, to any person with whom a Contract of Sale was entered into by that Underwriter, and such information shall provide any such person with the following:

(1) adequate disclosure of the contractual arrangement;

(2) adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(3) adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(4) a meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

After the preceding has been completed, the Corrective Information shall then be deemed to supplement the Definitive Free Writing Prospectus for all purposes of this Agreement and the date of the Contract of Sale shall be deemed to be the date that the new Contracts of Sale were entered into. To the extent that the Underwriter incurs any costs to the investor in connection with any such termination or reformation of a Contract of Sale, National Collegiate Funding shall reimburse the Underwriter for such costs except to the extent that the defective information was of a type described under Section 11.

                (e)      National Collegiate Funding will immediately inform the Representatives (i) of the receipt by National Collegiate Funding of any communication from the Commission or any state securities authority concerning the offering or sale of the Offered Notes, and (ii) of the commencement of any lawsuit or proceeding to which National Collegiate Funding is a party relating to the offering or sale of the Offered Notes.

                (f)      National Collegiate Funding will furnish to the Underwriters, without charge, copies of the Registration Statement (including all documents and exhibits thereto or incorporated by reference therein), the Prospectus, the Pricing Information Package, and all amendments and supplements to such documents relating to the Offered Notes, in each case in such quantities as the Underwriters may reasonably request.

                (g)      No amendment or supplement will be made to the Registration Statement, the Pricing Information Package or Prospectus which the Underwriters shall not previously have been advised or to which it shall reasonably object after being so advised.

                (h)      National Collegiate Funding will cooperate with the Underwriters and with their counsel in connection with the qualification of, or procurement of exemptions with respect to, the Offered Notes for offering and sale by the Underwriters and by dealers under the securities or Blue Sky laws of such jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification or exemptions; provided that in no event shall National Collegiate Funding be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Offered Notes, in any jurisdiction where it is not now so subject.

                (i)      National Collegiate Funding consents to the use, in accordance with the securities or Blue Sky laws of such jurisdictions in which the Offered Notes are offered by the Underwriters and by dealers, of the Prospectus furnished by National Collegiate Funding.

                (j)      To the extent, if any, that the rating or ratings provided with respect to the Offered Notes by the rating agency or agencies that initially rate the Offered Notes is conditional upon the furnishing of documents or the taking of any other actions by National Collegiate Funding, National Collegiate Funding shall cause to be furnished such documents and such other actions to be taken.

                (k)      So long as any of the Offered Notes are outstanding, National Collegiate Funding will furnish to the Underwriters (i) as soon as available, a copy of each document relating to the Offered Notes required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any rule or regulation thereunder, and (ii) such other information concerning National Collegiate Funding as the Underwriters may request from time to time.

                (l)      If this Agreement shall terminate or shall be terminated after execution and delivery pursuant to any provisions hereof (otherwise than by notice given by the Representatives terminating this Agreement pursuant to Section 9 or because of the occurrence of events specified in clauses (a) (ii), (iii) or (iv) of Section 10 hereof) or if this Agreement shall be terminated by the Representatives because of any failure or refusal on the part of National Collegiate Funding to comply with the terms or fulfill any of the conditions of this Agreement, National Collegiate Funding agrees to reimburse the Underwriters for all out-of-pocket expenses (including fees and expenses of their counsel) reasonably incurred by it in connection herewith, but without any further obligation on the part of National Collegiate Funding for loss of profits or otherwise.

                (m)      The net proceeds from the sale of the Offered Notes hereunder will be applied substantially in accordance with the description set forth in the Prospectus.

                (n)      Except as stated in this Agreement and in the Prospectus, National Collegiate Funding has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Offered Notes to facilitate the sale or resale of the Offered Notes.

                (o)      For a period from the date of this Agreement until the retirement of the Offered Notes, the Trust will deliver to you the annual statements of compliance and the annual independent certified public accountants’ reports furnished to the Indenture Trustee or National Collegiate Funding pursuant to the Servicing Agreements as soon as such statements and reports are furnished to the Indenture Trustee or National Collegiate Funding.

                (p)      On or before the Closing Date, National Collegiate Funding shall mark its accounting and other records, if any, relating to the Financed Student Loans and shall cause the applicable Servicer to mark its computer records relating to the Financed Student Loans to show the absolute ownership by the Trustee, of, and the interest of the Trust in, the Financed Student Loans, and National Collegiate Funding shall not take, or shall not permit any other person to take, any action inconsistent with the ownership of, and the interest of the Trust in, the Financed Student Loans, other than as permitted by the Basic Documents.

                (q)      If, at the time the Registration Statement became effective, any information shall have been omitted therefrom in reliance upon Rule 430A under the Act, then, immediately following the execution of this Agreement, National Collegiate Funding will prepare, and file or transmit for filing with the Commission in accordance with such Rule 430A and Rule 424(b) under the Act, copies of an amended Prospectus containing all information so omitted.

                (r)      As soon as practicable, but not later than 16 months after the date of this Agreement, National Collegiate Funding will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the later of (i) the effective date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement to become effective prior to the date of this Agreement and (iii) the date of the Trust’s most recent Annual Report or Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

                (s)      National Collegiate Funding will cooperate with the Underwriters in listing and maintaining the Offered Notes on the Irish Stock Exchange.

                (t)      National Collegiate Funding acknowledges and agrees that:

          (1)      the Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Notes and that no fiduciary, advisory or agency relationship between National Collegiate Funding and the Underwriters have been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriters have advised or are advising National Collegiate Funding on other matters;

          (2)      the prices of the Offered Notes set forth in this Agreement were established by National Collegiate Funding following discussions and arms-length negotiations with the Underwriters and National Collegiate Funding is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

          (3)      it has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of National Collegiate Funding and that the Underwriters have no obligation to disclose such interests and transactions to National Collegiate Funding by virtue of any fiduciary, advisory or agency relationship; and

          (4)      it waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to National Collegiate Funding in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of National Collegiate Funding, including stockholders, employees or creditors of National Collegiate Funding.

           6.       Indemnification and Contribution. (a) National Collegiate Funding agrees to indemnify and hold harmless each of the Underwriters and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement, the Prospectus or in any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Pricing Information Package or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any Issuer Information contained in a Free Writing Prospectus permitted under this Agreement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with the information relating to an Underwriter furnished in writing to National Collegiate Funding by such Underwriter through the Representatives expressly for use therein, it being understood that the only such information furnished by any Underwriter consists of the information described as such in Section 11 of this Agreement; provided, however, that the indemnification contained in this paragraph (a) with respect to any preliminary prospectus, the Pricing Information Package or Issuer Information shall not inure to the benefit of an Underwriter (or to the benefit of any person controlling an Underwriter) on account of any such loss, claim, damage, liability or expense arising from the sale of the of Offered Notes by an Underwriter to any person if the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus, the Pricing Information Package or Issuer Information was corrected in Corrective Information which supersedes or supplements the Pricing Information Package, and such Underwriter sold Offered Notes to that person without sending or giving at or prior to the written confirmation of such sale or of any reformation of contract of such sale, as applicable, a copy of any Corrective Information which supersedes or supplements the Pricing Information Package if National Collegiate Funding has furnished sufficient copies thereof to such Underwriter at a time reasonably prior to the date such Offered Notes were sold to such person. The foregoing indemnity agreement shall be in addition to any liability which National Collegiate Funding may otherwise have.

                (b)       National Collegiate Funding will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon failure of National Collegiate Funding, in its capacity as the depositor of the Trust, to maintain its status as an eligible issuer within the meaning of Rule 405 under the Act as of the date hereof or as of the time set forth in Rule 164(h)(2) of the Act or its failure to file, pursuant to Rule 433 under the Act, any Free Writing Prospectus with the Commission no later than the date of first use of any Free Writing Prospectus, and the Term Sheet with the Commission no later than the date of first use of the Term Sheet, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred.

                (c)       If any action, suit or proceeding shall be brought against an Underwriter or any person controlling an Underwriter in respect of which indemnity may be sought against National Collegiate Funding, such Underwriter or such controlling person shall promptly notify the parties against whom indemnification is being sought (the "indemnifying parties"), but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under Sections 6(a), 6(b) and 6(d) hereof, except to the extent that the indemnifying party is materially prejudiced by such omission, and in no event shall the omission so to notify relieve National Collegiate Funding from any liability which it may otherwise have. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). The applicable Underwriter or any such controlling person shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Underwriter or such controlling person unless (i) the indemnifying parties have agreed in writing to pay such fees and expenses, (ii) the indemnifying parties have failed to assume the defense and employ counsel, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both the Underwriter or such controlling person and the indemnifying parties and the Underwriter or such controlling person shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to or in conflict with those available to the indemnifying parties and in the reasonable judgment of such counsel it is advisable for the Underwriter or such controlling person to employ separate counsel (in which case the indemnifying party shall not have the right to assume the defense of such action, suit or proceeding on behalf of the Underwriter or such controlling person). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for each Underwriter and controlling persons not having actual or potential differing interests with such Underwriter or among themselves, which firm shall be designated in writing by such Underwriter, and that all such fees and expenses shall be reimbursed on a monthly basis as provided in paragraph (a) hereof. An indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of an indemnified party.

                (d)       Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless National Collegiate Funding and each of its directors and officers, and any person who controls National Collegiate Funding within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the indemnity from National Collegiate Funding to the Underwriters set forth in paragraph (a) hereof, but only (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information furnished in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus, the Pricing Information Package, or any amendment or supplement thereto, or any related preliminary prospectus therein or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, it being understood that the only such information furnished by any Underwriter consists of the information described as such in Section 11 of this Agreement and (ii) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Free Writing Prospectus not constituting an "issuer free writing prospectus" (as defined in Rule 433 (h)(1) under the Act) and used by such indemnifying Underwriter, or arising out of or based upon any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading (except to the extent such untrue statement or omission or alleged untrue statement or omission in such Free Writing Prospectus (w) is based upon or results from errors, mistakes or omissions in information provided by National Collegiate Funding to the Underwriters, (x) is contained in the Issuer Information, the Prospectus, the Registration Statement or the Pricing Information Package, (y) is the information in a Free Writing Prospectus consisting of (A) the underwriting syndicate, syndicate structure and status of the subscriptions for each class of Offered Notes (both for the issuance as a whole and for each Underwriter’s specific retention), (B) weighted average lives, expected maturities and/or payment windows, and benchmarks for each class of Offered Notes, (B) expected or actual pricing parameters for each class of Offered Notes, (C) expected settlement and non offered notes and (D) pricing prepayment speed and (z) is contained in any Free Writing Prospectus approved by National Collegiate Funding). If any action, suit or proceeding shall be brought against National Collegiate Funding, any of its directors or officers, or any such controlling person based on the Registration Statement, the Prospectus, the Pricing Information Package, or any amendment or supplement thereto, or any related preliminary prospectus and in respect of which indemnity may be sought against an Underwriter pursuant to this paragraph (d), such Underwriter shall have the rights and duties given to National Collegiate Funding by paragraph (c) above (except that if National Collegiate Funding shall have assumed the defense thereof the Underwriter shall have the option to assume such defense but shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Underwriter’s expense), and National Collegiate Funding, its directors and officers, and any such controlling person shall have the rights and duties given to the Underwriters by paragraph (c) above. The foregoing indemnity agreement shall be in addition to any liability which the Underwriters may otherwise have.

                (e)       If the indemnification provided for in this Section 6 is unavailable to an indemnified party under paragraphs (a), (b) or (d) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by National Collegiate Funding on the one hand and the applicable Underwriter on the other hand from the offering of the Offered Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of National Collegiate Funding on the one hand and the applicable Underwriter on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by National Collegiate Funding on the one hand and an Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offered Notes (before deducting expenses) received by the Trust and National Collegiate Funding bear to the total underwriting discounts and commissions received by such Underwriter. The relative fault of National Collegiate Funding on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by National Collegiate Funding on the one hand or by an Underwriter on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                (f)       National Collegiate Funding and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (e) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in paragraph (e) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the Offered Notes underwritten by such Underwriter exceed the sum of the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and the amount of any damages such Underwriter has been required to pay under the Indemnity Agreement dated as of the date hereof among FMC and the Representatives. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this paragraph (f) to contribute are several in proportion to their respective underwriting obligations.

                (g)       Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 6 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 6 and the representations and warranties of National Collegiate Funding and the Underwriters set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Underwriters, National Collegiate Funding or any person controlling any of them or their respective directors or officers, (ii) acceptance of any Offered Notes and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to the Underwriters, National Collegiate Funding or any person controlling any of them or their respective directors or officers, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 6.

           7.       Conditions of the Underwriters’ Obligations. The obligations of the Underwriters hereunder to purchase the Offered Notes shall be subject to the accuracy of the representations and warranties on the part of National Collegiate Funding contained herein as of the date hereof and as of the Closing Date, to the accuracy of the statements of National Collegiate Funding made in any certificates delivered pursuant to the provisions hereof, to the performance by National Collegiate Funding of its obligations hereunder and to the following additional conditions:

                (a)       All actions required to be taken and all filings required to be made by National Collegiate Funding under the Act prior to the sale of the Offered Notes shall have been duly taken or made. At and prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of National Collegiate Funding or the Underwriters, shall be contemplated by the Commission.

                (b)       Subsequent to the date of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in or affecting the condition (financial or other), business, properties, net worth, or results of operations of National Collegiate Funding, any Servicer or FMC not contemplated by the Registration Statement, the Pricing Information Package and the Prospectus, which in the opinion of the Representatives, would materially adversely affect the market for the Offered Notes, (ii) any downgrading in the rating of any debt securities of trusts sponsored by National Collegiate Funding, any Servicer or FMC by any nationally recognized statistical rating organization or any public announcement that any such organization has under surveillance or review its rating of any debt securities of trusts sponsored by National Collegiate Funding, any Servicer or FMC (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating), or (iii) any event or development which makes any statement made in the Registration Statement, the Pricing Information Package or Prospectus untrue or which, in the opinion of National Collegiate Funding and its counsel or the Underwriters and their counsel, requires any amendment to or change in the Registration Statement, the Pricing Information Package or Prospectus in order to state a material fact required by any law to be stated therein or necessary in order to make the statements therein not misleading, if amending or supplementing the Registration Statement, the Pricing Information Package or Prospectus to reflect such event or development would, in the opinion of the Representatives, materially adversely affect the market for the Offered Notes.

                (c)       The Administrator shall have delivered to you a certificate, signed by an authorized signatory and dated the Closing Date, to the effect that the signer of such certificate has carefully examined the Basic Documents, the Pricing Information Package and the Prospectus and that to the best of such signer’s knowledge: (x) the representations and warranties in the Basic Documents of the Trust are true and correct in all material respects at and as of the Closing Date with the same effect as if made on the Closing Date and (y) the Trust has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

                (d)       National Collegiate shall have delivered to you a certificate, signed by an authorized signatory and dated the Closing Date, to the effect that the signer of such certificate has carefully examined the Basic Documents, the Pricing Information Package and the Prospectus and that to the best of such signer’s knowledge: (x) the representations and warranties in the Basic Documents of National Collegiate are true and correct in all material respects at and as of the Closing Date with the same effect as if made on the Closing Date and (y) National Collegiate has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

                (e)       You shall have received opinions addressed to you of Stroock & Stroock & Lavan LLP and Wilmer Cutler Pickering Hale & Dorr LLP, in their capacity as counsel to the Trust, FMC, National Collegiate Funding and the Administrator, dated the Closing Date, in form and substance satisfactory to you and your counsel with respect to the status of the Trust, FMC and the Administrator, to each of the Basic Documents to which FMC, the Administrator and the Trust is a party and to the validity of the Offered Notes and such related matters as you shall reasonably request. In addition, you shall have received opinions addressed to you of Stroock & Stroock & Lavan LLP in form and substance satisfactory to you and your counsel, concerning "true sale", "first perfected security interest" and "non-consolidation", and certain other issues with respect to the transfer of the Financed Student Loans from each Loan Originator to National Collegiate Funding, from National Collegiate Funding to the Trust and from the Trust to the Indenture Trustee.

                (f)       You shall have received an opinion addressed to you of Stroock & Stroock & Lavan LLP, dated the Closing Date, in form and substance satisfactory to you and your counsel to the effect that the statements in the Prospectus and the Pricing Information Package under the headings "U.S. Federal Income Tax Consequences" and "ERISA Considerations", to the extent that they constitute statements of matters of law or legal conclusions with respect thereto, have been prepared or reviewed by such counsel and are correct in all material respects.

                (g)       You shall have received an opinion addressed to you of Stroock & Stroock & Lavan LLP, dated the Closing Date, in form and substance satisfactory to you and your counsel with respect to the character of the Offered Notes for federal tax purposes.

                (h)       You shall have received from Stroock & Stroock & Lavan LLP, a favorable opinion in form reasonably satisfactory to you and dated the Closing Date:

          (1)       with respect to the Prospectus and the Pricing Information Package and the Registration Statement and certain matters arising under the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended;

          (2)       to the effect that no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body of the United States is required for the issuance of the Offered Notes and the sale of the Offered Notes to you, or the consummation by the Trust of the other transactions contemplated by the Basic Documents.

          (3)       to the effect that nothing has come to their attention in the course of their examination of the Registration Statement, the Pricing Information Package and the Prospectus or in their discussions or otherwise which would lead them to believe that the Registration Statement, the Pricing Information Package and the Prospectus (except as to financial or statistical data contained therein and the information set forth under the headings "The Servicers" and "The Student Loan Guarantor") contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the Registration Statement, the Pricing Information Package and the Prospectus not misleading.

                (i)       You shall have received an opinion addressed to you of McKee Nelson LLP, in its capacity as your counsel, dated the Closing Date, in form and substance satisfactory to you.

                (j)       You shall have received an opinion addressed to you of Richards, Layton and Finger, P.A., counsel to the Trustee, in form and substance satisfactory to you and your counsel.

                (k)       You shall have received an opinion addressed to you of in-house counsel to PHEAA, in form and substance satisfactory to you and your counsel.

                (l)       You shall have received an opinion addressed to you of in-house counsel to TERI, in form and substance satisfactory to you and your counsel.

                (m)       You shall have received opinions addressed to you of Nixon Peabody, LLP, counsel to the Indenture Trustee and the Back-up Administrator, dated the Closing Date and in form and substance satisfactory to you and your counsel.

                (n)       You shall have received certificates addressed to you dated the Closing Date of any one of the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the principal financial officer or the principal accounting officer of each of PHEAA and TERI in which such officer shall state that, to the best of such officer’s knowledge after reasonable investigation, that such officer has reviewed the Prospectus and that the information therein regarding PHEAA, or TERI, as applicable, is fair and accurate in all material respects.

                (o)       You shall have received evidence satisfactory to you that within ten days of the Closing Date UCC-1 financing statements will be filed in the office of the Secretary of State of the State of Delaware and the Commonwealth of Massachusetts, reflecting the grant of the security interest by the Trust in the Financed Student Loans and the proceeds thereof to the Indenture Trustee.

                (p)       All the representations and warranties of the Trust, FMC, National Collegiate Funding, and the Administrator contained in this Agreement and the Basic Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date and the Underwriters shall have received a certificate, dated the Closing Date and signed by an executive officer of FMC, National Collegiate Funding and the Administrator to such effect.

                (q)       National Collegiate Funding and the Trust shall not have failed at or prior to the Closing Date to have performed or complied with any of its agreements herein contained and required to be performed or complied with by it hereunder at or prior to the Closing Date.

                (r)       The Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class A-5 Notes and Class A-IO Notes shall be rated in the highest rating category of at least two of the following three rating agencies: Fitch, Inc. ("Fitch"), Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, Inc. ("S&P) and Moody’s Investors Service, Inc. ("Moody’s") (each of Fitch, S&P and Moody’s, a "Rating Agency" and collectively, the "Rating Agencies"), (ii) the Class B Notes shall be rated in one of the two highest rating categories of at least two of the three Rating Agencies, and (c) the Class C Notes shall be rated in one of the three highest rating categories of at least two of the three rating agencies.

                (s)       You shall have received certificates dated the Closing Date from officers of FMC, National Collegiate Funding and the Administrator addressing such additional matters as you may reasonably request in form and substance satisfactory to you and your counsel.

                (t)       You shall have received such other opinions, certificates and documents as are required under the Indenture as a condition to the issuance of the Offered Notes.

                (u)       You shall have received from each Servicer an officer’s certificate in form and substance satisfactory to you and your counsel.

                (v)       You shall have received a signed Indemnity Agreement from FMC in form and substance satisfactory to you and your counsel.

                (w)       You shall have received from PricewaterhouseCoopers LLP, accountants to National Collegiate Funding, a letter dated the Closing Date, and in form and substance satisfactory to the Representatives, to the effect that they have carried out certain specified procedures, not constituting an audit, with respect to certain information in the Pricing Information Package and the Prospectus regarding the Financed Student Loans and setting forth the results of such specified procedures.

                (x)       You shall have received from PricewaterhouseCoopers LLP, accountants to TERI, a letter dated the Closing Date, and in form and substance satisfactory to the Underwriters, to the effect that they have carried out certain specified procedures, not constituting an audit, with respect to certain information in the Pricing Information Package and the Prospectus regarding the unaudited financial information of TERI and setting forth the results of such specified procedures.

                (y)       You shall have received from the Indenture Trustee a certificate stating that any information contained in the Statement of Eligibility and Qualification (Form T-1), filed with the Registration Statement, is true, accurate and complete.

          If any of the conditions specified in this Section 7 shall not have been fulfilled in all material respects when and as provided in this Agreement, if National Collegiate Funding is in breach of any covenants or agreements contained herein or if any of the opinions and certificates referred to above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to you and your counsel, this Agreement and all your obligations hereunder may be canceled by you at, or at any time prior to, the Closing Date without liability of any party to any other party except as provided in Section 10(b). Notice of such cancellation shall be given to the National Collegiate Funding in writing, or by telephone or facsimile transmission confirmed in writing.

          The obligation of National Collegiate Funding to sell and to cause the Trust to sell the Offered Notes to you shall be subject to: (i) the accuracy of your representations and warranties herein contained at and as of the Closing Date, and (ii) your performance of all your obligations hereunder to be performed at or prior to the Closing Date.

           8.      Expenses. National Collegiate Funding agrees to pay or to otherwise cause the payment of the following costs and expenses and all other costs and expenses incident to the performance by it of its obligations hereunder: (i) the preparation, printing or reproduction of the Registration Statement, the Prospectus, the Pricing Information Package and each amendment or supplement to any of them, this Agreement, and each other Basic Document; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, the Pricing Information Package and all amendments or supplements to, and preliminary versions of, any of them as may be reasonably requested for use in connection with the offering and sale of the Offered Notes; (iii) the preparation, printing, authentication, issuance and delivery of definitive certificates for the Offered Notes; (iv) the printing (or reproduction) and delivery of this Agreement, the preliminary and supplemental Blue Sky Memoranda and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Offered Notes; (v) qualification of the Indenture under the Trust Indenture Act; (vi) the fees and disbursements of (A) the Trust’s counsel, (B) the Indenture Trustee and Back-up Administrator and their counsel, (C) the Trustee and its counsel, (D) the Depository Trust Company in connection with the book-entry registration of the Offered Notes, (E) KPMG LLP and PricewaterhouseCoopers LLP; (vii) the fees charged by each of the rating agencies for rating the Offered Notes, and (viii) the fees and expenses for listing the Offered Notes on the Irish Stock Exchange.

           9.      Effective Date of Agreement. This Agreement shall be deemed effective as of the date first above written upon the execution and delivery hereof by all the parties hereto. Until such time as this Agreement shall have become effective, it may be terminated by National Collegiate Funding, by notifying each of the Representatives, or by the Representatives, by notifying National Collegiate Funding.

          Any notice under this Section 9 may be given by telecopy or telephone but shall be subsequently confirmed by letter.

           10.      Termination. (a) This Agreement shall be subject to termination in the Representatives’ absolute discretion by notice given to National Collegiate Funding prior to delivery of and payment for the Offered Notes, if prior to such time, (i) there shall have occurred any adverse change, or any development involving a prospective adverse change, in or affecting particularly the business, assets or properties of National Collegiate Funding, TERI, the Trust, or any of their affiliates; (ii) trading of securities generally on the New York Stock Exchange or the American Stock Exchange shall have been suspended or materially limited; (iii) a general moratorium on commercial banking activities in New York shall have been declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iv) there shall have occurred any material outbreak, escalation or declaration of hostilities or other calamity or crisis the effect of which on the financial markets of the United States or of the European Union is such as to make it, in the Representatives’ judgment, impracticable to market the Offered Notes.

                (b)      If the sale of the Offered Notes shall not be consummated because any condition to your obligations set forth in Section 7 is not satisfied or because of any refusal, inability or failure on the part of National Collegiate Funding to perform any agreement herein or comply with any provision hereof other than by reason of your default, National Collegiate Funding shall reimburse you for the reasonable fees and expenses of your counsel and for such other out-of-pocket expenses as shall have been incurred by you in connection with this Agreement and the proposed purchase of the Offered Notes, and upon demand National Collegiate Funding shall pay the full amount thereof to you.

                (c)      This Agreement will survive delivery of and payment for the Offered Notes. The provisions of Section 7 and this Section 10(c) shall survive the termination or cancellation of this Agreement.

           11.      Information Furnished by the Underwriters. The only information furnished by or on behalf of an Underwriter as such information is referred to in Sections 3(b) and 6 hereof is the statements related to such Underwriter set forth in the table and the second, third and fourth paragraphs under the heading "Underwriting" in the Prospectus Supplement and the Pricing Information Package.

           12.      Default by One of the Underwriters. If any of the Underwriters shall fail on the Closing Date to purchase the Offered Notes which it is obligated to purchase hereunder (the "Defaulted Securities"), the remaining Underwriters (the "Non-Defaulting Underwriters") shall have the right, but not the obligation, within one (1) Business Day thereafter, to make arrangements to purchase all, but not less than all, of the Defaulted Securities upon the terms herein set forth; if, however, the Non-Defaulting Underwriters shall have not completed such arrangements within such one (1) Business Day period, then this Agreement shall terminate without liability on the part of the Non-Defaulting Underwriters.

          No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

          In the event of any such default which does not result in a termination of this Agreement, either the Non-Defaulting Underwriters or National Collegiate Funding shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements.

           13.      Survival of Representations and Warranties. The respective indemnities, agreements, representations, warranties and other statements of National Collegiate Funding or its officers and of the Underwriters set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of any investigation or statement as to the results thereof, made by or on behalf of the Underwriters, National Collegiate Funding or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Notes.

           14.      Miscellaneous. Except as otherwise provided in Sections 6, 9 and 10 hereof, notice given pursuant to any provision of this Agreement shall be in writing and shall be delivered (i) if to National Collegiate Funding, at The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157, Attention: Controller; with a copy to First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157 Attn: Gregory Woods, (ii) if to FMC, at The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157, Attention: Controller; with a copy to First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157 Attn: Gregory Woods, and (iii) if to the Underwriters, to the address of the respective Representatives set forth above.

          This Agreement has been and is made solely for the benefit of the Underwriters, National Collegiate Funding, the Trust, their respective directors, officers, managers, trustees and controlling persons referred to in Section 6 hereof and their respective successors and assigns, to the extent provided herein, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither the term "successor" nor the term "successors and assigns" as used in this Agreement shall include a purchaser from an Underwriter of any of the Offered Notes in his status as such purchaser.

           15.      Applicable Law; Counterparts. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within the State of New York without giving effect to choice of laws or conflict of laws principles thereof.

          This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.

[Signature page follows]

          Please confirm the foregoing correctly sets forth the agreement between National Collegiate Funding and the Underwriters.

Very truly yours, THE NATIONAL COLLEGIATE FUNDING LLC By: GATE Holdings, Inc., as sole Member By: /s/ John A. Hupalo Name:John A. Hupalo Title:Vice President

Confirmed as of the date first above mentioned:

CREDIT SUISSE SECURITIES (USA) LLC
   acting on behalf of itself and as
   Representative of the Underwriters

By: /s/ Jonathan Clark
Name:Jonathan Clark
Title:Managing Director

DEUTSCHE BANK SECURITIES INC.
   acting on behalf of itself and as
   Representative of the Underwriters

By: /s/ Paul Vambutas
Name:Paul Vambutas
Title:Managing Director

By: /s/ Maria Consuelo Bate
Name:Maria Consuelo Bate
Title:Vice President

Accepted and Agreed as to Section 6:

THE FIRST MARBLEHEAD CORPORATION

By: /s/ John A. Hupalo
Name:
Title:Executive Vice President

SCHEDULE A

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Class A-IO Notes (notional amount)	Class B Notes	Class C Notes	Total
Credit Suisse	$77,908,000	$56,982,000	$42,808,000	$69,503,000	50%	$12,259,000	$16,605,000	$276,065,000
Securities (USA) LLC
Deutsche Bank	$43,704,000	$31,966,000	$24,014,000	$38,989,000	50%	$6,877,000	$9,315,000	$154,865,000
Securities Inc.
J.P. Morgan	$34,204,000	$25,016,000	$18,794,000	$30,514,000	0%	$5,382,000	$7,290,000	$121,200,000
Securities Inc.
Greenwich Capital	$34,204,000	$25,016,000	$18,794,000	$30,514,000	0%	$5,382,000	$7,290,000	$121,200,000
Markets, Inc.
Total	$190,020,000	$138,980,000	$104,410,000	$169,520,000	100%	$29,900,000	$40,500,000	$673,330,000

Class A-1 Notes Class A-2 Notes Class A-3 Notes Class A-4 Notes Class A-IO Notes Class B Notes Class C Notes	Price to Public 100.00000% 100.00000% 100.00000% 100.00000% 26.31494% 100.00000% 100.00000%	Discounts and Commissions 0.230% 0.260% 0.300% 0.330% 0.171% 0.390% 0.420%	Proceeds to the Trust 99.77000% 99.74000% 99.70000% 99.67000% 26.14394% 99.61000% 99.58000%

Total	$707,973,766

SCHEDULE B

List of Servicing Agreements

1.	Alternative Servicing Agreement dated October 16, 2001, as amended, between The Pennsylvania Higher Education Assistance Agency and The First Marblehead Corporation.

2.	Non-FFELP Loan Servicing Agreement dated as of May 1, 2003, as amended, between Great Lakes Educational Loan Services, Inc. and The First Marblehead Corporation.

3.	Private Consolidation Agreement dated as of March 26, 2004, between CFS-SunTech Servicing, LLC and The First Marblehead Corporation.

4.	Alternative Servicing Agreement dated as of February 1, 2004, as supplemented, between Educational Services of America, Inc. and The First Marblehead Corporation.

5.	Loan Servicing Agreement, dated as of August 1, 2001, as amended, between Nelnet, Inc. (as successor in interest to UNIPAC Service Corporation) and The First Marblehead Corporation.

SCHEDULE C

List of Student Loan Purchase Agreements

Each of the following Note Purchase Agreements, as amended or supplemented, was entered into by and between The First Marblehead Corporation and:

•	Bank of America, N.A., dated April 30, 2001, for loans that were originated under Bank of America’s BAGEL Loan Program, CEDU Loan Program and ISLP Loan Program.
•	Bank of America, N.A., dated June 30, 2003, for loans that were originated under Bank of America’s Direct to Consumer Loan Program.
•	Bank of America, N.A., dated April 1, 2006, for loans that were originated under Bank of America’s Direct to Consumer Loan Program.
•	Bank One, N.A., dated May 1, 2002, for loans that were originated under Bank One’s CORPORATE ADVANTAGE Loan Program and EDUCATION ONE Loan Program.
•	Bank One, N.A., dated July 26, 2002, for loans that were originated under Bank One’s M&T REFERRAL Loan Program
•	Charter One Bank, N.A., dated as of December 29, 2003 for loans that were originated under Charter One’s AAA Southern New England Bank Loan Program.
•	Charter One Bank, N.A., dated October 31, 2003, for loans that were originated under Charter One's AES EducationGAIN Loan Program.
•	Charter One Bank, N.A., dated May 15, 2002, for loans that were originated under Charter One's CFS Direct to Consumer Loan Program.
•	Charter One Bank, N.A., dated June 30, 2003, for loans that were originated under Charter One's Citibank Flexible Education Loan Program.
•	Charter One Bank, N.A., dated July 1, 2002, for loans that were originated under Charter One's College Loan Corporation Loan Program.
•	Charter One Bank, N.A., dated December 1, 2003, for loans that were originated under Charter One's Custom Educredit Loan Program.
•	Charter One Bank, N.A., dated May 10, 2004, for loans that were originated under Charter One's Edfinancial Loan Program.
•	Charter One Bank, N.A., dated September 15, 2003, for loans that were originated under Charter One's Extra Credit II Loan Program (North Texas Higher Education).
•	Charter One Bank, N.A., dated September 20, 2003, for loans that were originated under Charter One's M&I Alternative Loan Program.
•	Charter One Bank, N.A., dated November 17, 2003, for loans that were originated under Charter One's National Education Loan Program.
•	Charter One Bank, N.A., dated May 15, 2002, for loans that were originated under Charter One's NextStudent Alternative Loan Program.
•	Charter One Bank, N.A., dated March 26, 2004, for loans that were originated under Charter One's NextStudent Private Consolidation Loan Program.
•	Charter One Bank, N.A., dated March 25, 2004, for loans that were originated under Charter One's START Education Loan Program.
•	Charter One Bank, N.A., dated May 15, 2003, for loans that were originated under Charter One's WAMU Alternative Student Loan Program.
•	Charter One Bank, N.A., dated February 15, 2005, for loans that were originated under Charter One’s Referral Loan Program (including loans in the UPromise, Collegiate Solutions, College Board, and Axiom Alternative Loan Program.
•	Chase Manhattan Bank USA, N.A., dated September 30, 2003, as amended on March 1, 2004, September 8, 2004 and February 25, 2005, for loans that were originated under Chase’s Chase Extra Loan Program.
•	Citizens Bank of Rhode Island, dated April 30, 2004, for loans that were originated under Citizens Bank of Rhode Island’s Compass Bank Loan Program.
•	Citizens Bank of Rhode Island, dated April 30, 2004, for loans that were originated under Citizens Bank of Rhode Island’s DTC Alternative Loan Program.
•	Citizens Bank of Rhode Island, dated April 30, 2004, for loans that were originated under Citizens Bank of Rhode Island’s Navy Federal Referral Loan Program.
•	Citizens Bank of Rhode Island, dated April 30, 2004, for loans that were originated under Citizens Bank of Rhode Island’s Xanthus Loan Program.
•	Citizens Bank of Rhode Island, dated April 30, 2004, for loans that were originated under Citizens Bank of Rhode Island’s FinanSure Alternative Loan Program.
•	First National Bank Northeast, dated August 1, 2001, for loans that were originated under First National Bank Northeast’s CASL Undergraduate Alternative Loan Program.
•	GMAC Bank, dated May 30, 2003, for loans that were originated under GMAC Banks’ Alternative Loan Program
•	HSBC Bank USA, National Association, dated April 17, 2002, as amended on June 2, 2003 and August 1, 2003, for loans that were originated under the HSBC Loan Program.
•	The Huntington National Bank, dated May 20, 2003, for loans that were originated under The Huntington National Bank’s Huntington Bank Education Loan Program.
•	Manufacturers and Traders Trust Company, dated April 29, 2004, for loans that were originated under Manufacturers and Traders Trust Company’s Alternative Loan Program.
•	National City Bank, dated November 13, 2002, for loans that were originated under National City Bank’s National City Loan Program.
•	PNC Bank, N.A., dated April 22, 2004, for loans that were originated under PNC Bank’s Alternative Loan Program.
•	PNC Bank, N.A., dated April 22, 2004, for loans that were originated under PNC Bank’s Brazos Alternative Loan Program.
•	PNC Bank, N.A., dated April 22, 2004, for loans that were originated under PNC Bank’s Edvisors Alternative Loan Program.
•	PNC Bank, N.A., dated April 22, 2004, for loans that were originated under PNC Bank’s Regions Alternative Loan Program.
•	Sovereign Bank, dated April 30, 2004, for loans that were originated under Sovereign Bank’s Alternative Loan Program.
•	SunTrust Bank, dated March 1, 2002, for loans that were originated under SunTrust Bank’s SunTrust Alternative Loan Program.
•	TCF National Bank, dated July 22, 2005, for loans that were originated under TCF National Bank’s Alternative Loan Program.
•	U.S. Bank, N.A., dated May 1, 2005, for loans that were originated under U.S Bank’s Alternative Loan Program.

EXHIBIT I
ISSUER INFORMATION*

In the case of asset-backed issuers certain information comprehended within the definition of ABS informational and computational material is analogous to the term of securities and is therefore issuer information. For example, we would expect that the following categories of such material, which are derived from the definition of ABS informational and computational materials, are generally issuer information:

           (1)      Structural information-factual information regarding the asset-backed securities being offered and the structure and basic parameters of the securities, such as the number of classes, seniority, payment priorities, terms of payment, the tax, ERISA or other legal conclusions of counsel, and descriptive information relating to each class (e.g., principal amount, coupon, minimum denomination, price or anticipated price, yield, weighted average life, credit enhancements, anticipated ratings, and other similar information relating to the proposed structure of the offering);

           (2)      Collateral information-factual information regarding the pool assets underlying the asset-backed securities, including origination, acquisition and pool selection criteria, information regarding any prefunding or revolving period applicable to the offering, information regarding significant obligors, data regarding the contractual and related characteristics of the underlying pool assets (e.g., weighted average coupon, weighted average maturity, delinquency and loss information and geographic distribution) and other factual information concerning the parameters of the asset pool appropriate to the nature of the underlying assets, such as the type of assets comprising the pool and the programs under which the loans were originated;

           (3)      Key parties information-identification of key parties to the transaction, such as servicers, trustees, depositors, sponsors, originators and providers of credit enhancement or other support, including information about any such party;

           (4)      Static pool data-static pool data, as referenced in Item 1105 of Regulation AB [17 CFR 229.1105], such as for the sponsor’s and/or servicer’s portfolio, prior transactions or the asset pool itself; and

           (5)      Issuer computational material-to the extent that the information is provided by the issuer, depositor, affiliated depositor, or sponsor, statistical information displaying for a particular class of asset-backed securities the yield, average life, expected maturity, interest rate sensitivity, cash flow characteristics, total rate of return, option adjusted spread or other financial or statistical information related to the class or classes under specified prepayment, interest rate, loss or other hypothetical scenarios. (Where such information is prepared by an underwriter or dealer, it is not issuer information, even when derived from issuer information.)

* Footnote 271 from Securities Offering Reform adopting release (SEC Release No. 33-8591); bold headings added for convenience of reference.

EXHIBIT II
European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter severally has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Trust of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter severally has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act does not apply to the Issuer; and

(b)

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.